Exhibit 10.3

DIGITAL GENERATION, INC.

2011 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

Digital Generation, Inc., a Delaware corporation (the “Company”), pursuant to its 2011 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”). This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Holder:

Grant Date:

Total Number of RSUs:

Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable in accordance with Section 1.1 of the Restricted Stock Unit Agreement.

Vesting Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall vest as follows: [To be specified in individual agreements].

By his or her signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice.  Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Restricted Stock Unit Agreement, the terms of the Plan shall control.

DIGITAL GENERATION, INC.	HOLDER

By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

AWARD OF RESTRICTED STOCK UNITS

1.1           Award of Restricted Stock Units.

(a)           Award. In consideration of Holder’s continued employment with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs and the Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)           Vesting. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such RSUs. In the event of Holder’s Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)           Distribution of RSUs.

(i)            [Except as provided in Section 1.1(d),] shares of Common Stock shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to such Holder’s vested RSUs within thirty (30) days following the vesting date of the RSUs as specified in the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.

(ii)           Unless otherwise determined by the Administrator, all distributions shall be made by the Company in the form of whole shares of Common Stock.  Notwithstanding anything to the contrary in this Agreement, the Administrator may, in its sole discretion, elect to settle any vested RSUs in cash.  The cash amount to be paid by the Company upon distribution of any vested RSUs shall be equal to (i) the number of vested RSUs with respect to which Participant is entitled to a distribution multiplied by (ii) the Fair Market Value per share of the Stock on the applicable distribution date.

(iii)          Neither the time nor form of distribution of Common Stock with respect to the RSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(d)           [Deferral Election.

(i)            If Holder makes a valid deferral election within the time period specified by the Company in the deferral election form, then Holder may elect to change the timing of receipt of the Common Stock otherwise distributable under Section 1.1(c). Any such deferral election must comply with the requirements of Section 409A of the Code and the Treasury Regulations or other guidance issued thereunder as well as any Plan rules on deferrals and must be made on a form approved by the Company.

(ii)           If Holder is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his or her “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), the delivery of any shares of Common Stock to be delivered to Holder upon and as a result of such “separation from service” shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such shares of Common Stock shall be distributed to Holder on the earlier of (A) the expiration of the six-month period measured from the date of Holder’s “separation from service,” (B) the date of Holder’s death, or (C) such earlier date as is permitted under Section 409A of the Code and the Treasury Regulations thereunder.

(iii)          Notwithstanding any deferral election made by Holder pursuant to this Section 1.1(d), all shares of Common Stock will be distributed to Holder in satisfaction of the vested portion of the RSU Award upon a Change in Control (so long as such Change in Control also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(i)(5) of the Treasury Regulations) (and any distribution of shares of Common Stock upon a Change in Control shall occur immediately prior to the Change in Control) or upon the date of Holder’s death.

(iv)          Holder understands and agrees that certain tax withholding amounts may be due prior to an issuance of Shares under this Section 1.1 if the RSUs fail to be subject to a substantial risk of forfeiture for purposes of Section 83 of the Code prior to such date.  If Shares are issued on an accelerated basis to satisfy the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code (the “FICA Tax”) as provided in this Section 1.1(d)(iv), then Holder may have income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws (together with the FICA Tax, the “FICA-Related Taxes”).  Holder’s FICA-Related Taxes shall be satisfied by the deduction of such amount from other compensation payable to Holder.  To the extent the other compensation payable to Holder is determined by the Company to be insufficient to satisfy Holder’s FICA-Related Taxes, Holder’s acceptance of this Award constitutes Holder’s instruction and authorization to the Company to satisfy the FICA-Related Taxes through the accelerated issuance and withholding of Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the FICA-Related Taxes of the Company and its Affiliates based on the minimum applicable statutory withholding rates.  Holder’s FICA-Related Taxes shall constitute a Tax Withholding Obligation for purposes of Section 1.2 below and Section 1.2(b) shall apply to any Shares withheld by the Company pursuant to this Section 1.1(d)(iv).

(v)           No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.](1)

(1)  To be included only where deferral elections are permitted.

(e)           Generally. Shares issued under the Award shall be issued to Holder or Holder’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Holder in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.  In no event will fractional shares be issued upon settlement of the Award.  All distributions shall be made by the Company in the form of whole Shares.  In lieu of any fractional Share, the Company shall make a cash payment to Holder equal to the Fair Market Value of such fractional Share on the date the RSUs are settled pursuant to this Section 1.1.

1.2           Tax Withholding.

(a)           The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs (the “Tax Withholding Obligation”).

(b)           Unless Holder elects to satisfy the Tax Withholding Obligation by some other means in accordance with clause (c) below, Holder’s acceptance of this Award constitutes Holder’s instruction and authorization to the Company to withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates.  In the event Holder’s Tax Withholding Obligation will be satisfied under this Section 1.2(b), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Holder’s behalf a whole number of shares from those Shares issuable to Holder upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Holder’s Tax Withholding Obligation.  Holder’s acceptance of this Award constitutes Holder’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable.  Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable.  The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price.  Holder will be responsible for all broker’s fees and other costs of sale, and Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Holder’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Holder as soon as practicable. Holder acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Holder’s Tax Withholding Obligation.

(c)           At any time not less than five business days before any Tax Withholding Obligation arises, Holder may elect to satisfy the Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation in one or more of the forms specified below:

(i)            by cash or check made payable to the Company;

(ii)           by the deduction of such amount from other compensation payable to Holder;

(iii)          by tendering vested Shares owned by Holder having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Affiliates based on the minimum applicable statutory withholding rates; or

(iv)          in any combination of the foregoing.

(d)           To the maximum extent permitted by Applicable Law, the Company further has the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to with respect to any taxable event arising from vesting of the RSUs or the receipt of the Shares upon settlement of the RSUs.

1.3           Conditions to Issuance of Stock Certificates.  The Company shall not be required to issue or deliver any Shares upon settlement of the RSUs prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.

ARTICLE II

RESTRICTIONS

2.1           Award and Interests Not Transferable. This Award, including the RSUs awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Holder or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

2.2           Rights as Stockholder. Neither Holder nor any person claiming under or through Holder shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

2.3           Forfeiture and Claw-Back Provisions. Holder hereby acknowledges and agrees that the Award is subject to the provisions of Section 11.5 of the Plan.

2.4           Trading Restrictions.  The Company may establish periods from time to time during which Holder’s ability to engage in transactions involving the Company’s Common Stock is subject to specific restrictions (“Restricted Periods”).  Holder may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Holder during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Holder.

[2.5       Prohibited Activities.

(i)            Holder acknowledges that the services Holder is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in action at law.  Holder also acknowledges that, to assist Holder in the performance of Holder’s duties, the Company agrees to provide and shall provide Holder with Confidential Information (as defined below) and materials as a result of Holder’s signing this Agreement, with such Confidential Information being in addition to any such information Holder received from the Company prior to signing this Agreement.  Due to the sensitive nature of this Confidential Information, Holder acknowledges that the Company has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the benefit of the Company.  Therefore, in order to protect the Company’s Confidential Information and the Company’s business goodwill and competitive position, and in exchange for the Company providing Holder the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Holder in this Agreement, Holder agrees that Holder will not, without the consent of the Company:

(A)          At any time, divulge or disclose, directly or indirectly, to any person, firm, association or corporation other than bona fide employees of the Company or use for Holder’s own benefit, gain or otherwise, any Confidential Information;

(B)           During the term of Holder’s employment or service to the Company, and for a period of 12 months following Holder’s Termination of Service with the Company for any reason, either directly or indirectly, call on, recruit, solicit, or induce any employee, contractor or officer of the Company whom Holder had contact with in the course of his or her or work with Company to terminate his or her relationship with the Company, and will not assist any other person or entity in such a solicitation, and Holder further agrees that Holder will not discuss, by any means whatsoever, with any such employee, contractor or officer of the Company the termination of such individual’s relationship with the Company during the time period set forth above;

(C)           During the term of Holder’s employment or service to the Company, and for a period of 12 months following Holder’s Termination of Service with the Company for any reason, either directly or indirectly, call on, service, solicit, or accept competing business from the Company’s customers or prospective customers whom or which Holder, within the previous two years, had or made contact with, in any form whatsoever, regarding the Company’s businesses, and Holder further agrees that Holder shall not assist any other person or entity in such a solicitation; and

(D)          During the term of Holder’s employment or service to the Company[, and for a period of 12 months following Holder’s Termination of Service with the Company for any reason,] either directly or indirectly, engage in competition with the Company within the “geographic region.”

(ii)           Holder also recognizes that the Company may receive from third parties, including customers, vendors, and business associates, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Holder agrees to hold all such information in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Holder’s work for the Company consistent with the Company’s agreement with the third party that provided the confidential and proprietary information.

(iii)          Holder represents that Holder’s employment by the Company does not and will not breach any agreement between Holder and any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Holder prior to Holder’s employment by the Company.  During Holder’s employment by the Company, Holder agrees that Holder will not violate any non-solicitation agreements Holder entered into with any former employer or third party, nor will Holder bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(iv)          For purposes of this Section 2.5:

(A)          The terms “competition” or “compete” mean engaging in the same or any substantially similar business as the Company in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise;

(B)           The term “geographic region” means the United States or any foreign country in which the Company has marketed its products or services, directly or indirectly;

(C)           The term “Confidential Information” shall mean any trade secret, confidential, proprietary, or non-public information and materials concerning the Company and/or its clients, whether such information  or materials are memorized, memorialized in any manner, in hard copy, electronic, or other form, or that qualifies as confidential, restricted, or for internal use only pursuant to Company guidelines or the employee handbook; the Company’s products, business strategies, know-how designs, formulas, processes, and methods; research; marketing; pricing; business relationships; software, software code and other technologies; forecasts; margins; confidential information of other employees; plans and proposals; client information (including but not limited to lists of clients, client names, contact information, personal data or identifying numbers; financial data; historical information; preferences and strategies, as well as any compilations of same); and any other non-public, technical, non-technical, or business information, whether written or oral.  Holder acknowledges that the Company maintains much of its Confidential Information on its secured network and that the Confidential Information provides a competitive advantage to the Company.  The term “Confidential Information” does not include information that (1) has become known to the public generally through no fault of Holder, or (2) the Company regularly provides to third parties without restriction on use or disclosure; and

(D)          The term “Company” means the Company and its Affiliates.

(b)           Reasonableness of Restrictions.  Holder has carefully read and considered the provisions of this Section 2.5, and, having done so, agrees and acknowledges that the foregoing restrictions limit Holder’s ability to engage in competition in the geographic region and during the period provided for above.  Holder expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.

(c)           Severability.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 2.5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 2.5 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.  Notwithstanding Section 5.13 of this Agreement, this Section 2.5 may be in addition to and does not limit the effect of other agreements or understandings between Holder and the Company with respect to matters addressed in it, including with respect to prohibitions against competition and solicitation and the protection of the Company’s Confidential Information.

(d)           Forfeiture.  The grant of the RSUs provided herein and Holder’s agreement to the restrictions set forth in this Section 2.5 are intended to be mutually dependent promises and in the event Holder breaches or threatens to breach the covenants set forth in this Section 2.5 or the covenants set forth in this Section 2.5 are held to be invalid or unenforceable, then Holder shall immediately forfeit the outstanding RSUs. The forfeiture described in this Section 2.5(d) is not intended as liquidated damages.  Holder acknowledges that he or she would not be entitled to receive the RSUs but for his or her agreement to the covenants set forth in this Section 2.5, and in the event the Company does not receive the benefits of such covenants, Holder shall not retain any benefits of the outstanding RSUs.

(e)           Remedies for Breach.  In the event of a breach of any of the covenants in this Section 2.5, the Company shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the covenants in this Section 2.5, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against Holder or against Holder’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him or her, to prevent or restrain any such breach.]

ARTICLE III

OTHER PROVISIONS

3.1           No Right to Continued Employment or Awards.

(a)           Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Holder.

(b)           The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.  Future grants, if any, will be at the sole discretion of the Company.  In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

3.2           Adjustments. Holder acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 13.2 of the Plan.

3.3           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.4           Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5           Governing Law; Venue; Severability. The laws of the State of Texas shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Northern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Dallas County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

3.6           Conformity to Securities Laws. Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7           Tax Representations. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8           Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.9           Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the RSUs, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10         Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Holder.

3.11         Paperless Administration.  By accepting this Award, Holder hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an online website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.12         Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Holder with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Holder by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Holder by the Company.

3.13         Section 409A.

(a)           Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)           [Unless a deferral election is made by Holder pursuant to Section 1.1(d) above,] this Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Holder no later than the later of: (i) the fifteenth (15th) day of the third month following Holder’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)           For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Holder may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.